NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 21, 2002

Notice is hereby given that the Annual Meeting of Shareholders of Community Financial Group, Inc. ("the Company") will be held on May 21, 2002 at 9:00 a.m. (Local Time), at the Nashville City Club, 20th Floor, SunTrust Bank Building, 201 4th Avenue North, Nashville, Tennessee 37219. The meeting will be held for the following reasons:

  To elect three Class I Directors to serve until the 2005 Annual Meeting of Shareholders or until their successors are elected and qualified); and
  To transact such other business as may properly be brought before the Annual Meeting, or any adjournment thereof.

The Board of Directors has fixed the close of business on March 28, 2002, as the record date for determining those shareholders who will be entitled to notice of and to vote at the meeting and any adjournments thereof.

Whether or not you plan to attend the meeting, please complete, date, sign, and return the enclosed proxy. Your proxy may be revoked at any time prior to the time it is voted as provided in the Proxy Statement.

Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters to be acted upon at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

                    /s/  MALINDA WHITE
Corporate Secretary and Administrative Officer
Nashville, Tennessee
April 15, 2002